Exhibit 99.1

PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100
MiMedx Third Quarter Record Revenue is $49 million

Nine Month revenue increases 72%

MiMedx secures $50 million credit facility

Marietta, Georgia, October 12, 2015, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and the Dental sectors of healthcare, announced today its record revenue results for the third quarter of 2015, its guidance for the fourth quarter of 2015, and that the Company has secured a $50 million Senior Secured Credit Facility.

Third Quarter 2015 Preliminary Highlights are:

•	Q3 is 16th consecutive quarter of meeting or exceeding revenue guidance

•	2015 nine-month revenue of $135.5 million increased by 72% over same period of 2014

•	Q3 Revenue of $49 million increased by 46% over Q3 2014

•	$49 million revenue is at upper end of $47 to $50 million Q3 guidance range

•	The 15th consecutive quarter of positive Adjusted EBITDA
Guidance Highlights include:

•	Fourth quarter 2015 revenue expectations of $49.5 - $52.5 million

•	Full year 2015 revenue expectations of $185 - $188 million

Revenue Results for Third Quarter and Nine Months Ended September 30, 2015
The Company recorded record revenue for the third quarter of 2015 of $49.0 million, a $15.5 million or 46% increase over 2014 third quarter revenue of $33.5 million. For the nine months ended September 30, 2015, the Company recorded record revenue of $135.5 million, a $56.8 million or 72% increase over revenue of $78.7 million for the first nine months of 2014.

Management Commentary on Revenue Results
Parker H. “Pete” Petit, Chairman and CEO, said, “We are pleased with our milestone of 16 straight quarters of meeting or exceeding our revenue guidance. In addition, our revenue exceeded the analyst consensus estimates and was in the upper range of our forecast. We are also now at 15 consecutive quarters of recording positive Adjusted EBITDA. During the quarter, we made certain adjustments regarding our network of distributors supporting our offerings for the surgical, orthopedic and spine market sectors. Revenue could have been even stronger if not for the short-term effect of these strategic steps in our distributor network. ”

“During the quarter, we continued to gain very good momentum from our recently introduced new graft sizes and our mesh configuration. During the second quarter, we began to see improvement in our mix of small to large sizes to our prior levels. This improvement continued during the third quarter, and we anticipate this trend will continue,” stated Bill Taylor, President and COO.

“We introduced a new product during the quarter, our OrthoFlo amniotic liquid offering. We will discuss this new offering, as well as our other future product introductions, at our October 13th Analyst Day Meeting. In addition to discussing new product introductions, we are looking forward to presenting to investors our strategic plans for 2016 and beyond, new clinical and scientific study results, our growth opportunities, our reimbursement progress, intellectual property updates, our operating efficiencies and a number of surgical case studies,” added Petit.

$50 Million Credit Facility
The Company reported that it has entered into a new three-year $50 million senior secured revolving credit facility with a group of lenders led by Bank of America Merrill Lynch. Petit commented, “The facility may be used for general corporate purposes including new product introductions, clinical and scientific studies and strategic initiatives to expand the breadth of the organization.”

Outlook for Fourth Quarter and Full Year 2015
The Company estimates fourth quarter of 2015 revenue to be in the range of $49.5 million to $52.5 million. With the fourth quarter estimates, the Company has narrowed the range of its previously published guidance for full year 2015, and now expects revenue to be in the range of $185 million to $188 million for full year 2015. Due to the number of new initiatives planned for 2016, full year guidance will be provided after the Company’s Board of Directors meeting in Mid-December.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies are AmnioFix®, EpiFix® and CollaFix™. AmnioFix® and EpiFix® are our tissue technologies processed from human amniotic membrane derived from donated placentas. Through our donor program, a mother delivering via full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx is the leading supplier of amniotic tissue, having supplied over 450,000 allografts to date for application in the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. CollaFix™, our next technology platform we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair. CollaFix™ is the only biological, biodegradable, biomimetic technology that matches human tendon in strength and stiffness.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, revenue expectations for fourth quarter and full year 2015, the impact that strategic decisions related to the Company’s distributor network had on revenue and that this impact is short-term, that the Company is gaining momentum from recently introduced new graft sizes and the mesh product configuration, and the expected uses of the credit facility entered into by the Company. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that revenue growth may not continue in the future as expected, the strategic decisions related to the Company’s distributor network may not have the desired long-term effect or the negative effects may not be as short-term as expected, the new product sizes and configurations may not gain acceptance within the medical community at the levels expected or the levels may not continue, the new product sizes and configurations may not perform as expected, the Company may not use the credit facility as anticipated or at all, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2014 and its most recent Form 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:

COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com